Exhibit 99.3

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The Company’s consolidated financial statements and notes thereto appear on pages 3 to 36 of this Current Report on

Form 8-K.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

TiVo Inc.:

We have audited the accompanying consolidated balance sheets of TiVo Inc. and subsidiaries (the Company) as of January 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TiVo Inc. and subsidiaries as of January 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended January 31, 2006, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of TiVo Inc.’s internal control over financial reporting as of January 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated April 13, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

As discussed in Note 2A, the Company changed its accounting policy related to the recognition of hardware costs in bundled revenue transactions where the customer prepays the arrangement fee.

/s/ KPMG LLP

Mountain View, California

April 13, 2006,

except as to Note 2A

which is as of July 20, 2006

TIVO INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	As of Fiscal Year Ended January 31,
	2006	2005
	(As Adjusted - Note 2A)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$85,298	$87,245
Short-term investments	18,915	19,100
Accounts receivable, net of allowance for doubtful accounts of $56 and $104	20,111	25,879
Finished goods inventories	10,939	12,103
Prepaid expenses and other, current	8,744	4,476

Total current assets	144,007	148,803

LONG-TERM ASSETS
Property and equipment, net	9,448	7,780
Capitalized software and intangible assets, net	5,206	2,231
Prepaid expenses and other, long-term	347	1,238

Total long-term assets	15,001	11,249

Total assets	$159,008	$160,052

LIABILITIES AND STOCKHOLDERS’ DEFICIT
LIABILITIES
CURRENT LIABILITIES
Bank line of credit	$—	$4,500
Accounts payable	24,050	18,736
Accrued liabilities	37,449	33,173
Deferred revenue, current	57,902	42,017

Total current liabilities	119,401	98,426

LONG-TERM LIABILITIES
Deferred revenue, long-term	67,575	63,131
Deferred rent and other	1,404	1,187

Total long-term liabilities	68,979	64,318

Total liabilities	188,380	162,744
COMMITMENTS AND CONTINGENCIES (see Note 13)

STOCKHOLDERS’ DEFICIT
Preferred stock, par value $0.001:
Authorized shares are 10,000,000
Issued and outstanding shares - none	—	—
Common stock, par value $0.001:	85	82
Authorized shares are 150,000,000
Issued and outstanding shares are 85,376,191 and 82,280,876, respectively
Additional paid-in capital	667,055	654,746
Deferred compensation	(2,421)	(428)
Accumulated deficit	(694,091)	(657,092)

Total stockholders’ deficit	(29,372)	(2,692)

Total liabilities and stockholders’ deficit	$159,008	$160,052

The accompanying notes are an integral part of these consolidated statements.

TIVO INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and share amounts)

	Fiscal Year Ended January 31,
	2006	2005	2004
	(As Adjusted - Note 2A)
Revenues
Service and technology revenues (includes $6,805 and $19,725 from related parties for the fiscal years ended January 31, 2005 and 2004, respectively)	$170,859	$115,476	$77,357
Hardware revenues	72,093	111,275	72,882
Rebates, revenue share, and other payments to channel (includes $103 of contra-revenues-related parties for the fiscal year ended January 31, 2004)	(47,027)	(54,696)	(9,159)

Net revenues	195,925	172,055	141,080
Cost of revenues
Cost of service and technology revenues	34,961	35,935	31,314
Cost of hardware revenues	86,817	120,323	74,836

Total cost of revenues	121,778	156,258	106,150

Gross margin	74,147	15,797	34,930

Research and development	41,087	37,634	22,167
Sales and marketing (includes $1,100 and $7,692 to related parties for the fiscal years ended January 31, 2005 and 2004, respectively).	35,047	37,367	18,947
General and administrative	38,018	16,593	16,296

Total operating expenses	114,152	91,594	57,410

Loss from operations	(40,005)	(75,797)	(22,480)

Interest income	3,084	1,548	498
Interest expense and other (includes $671 interest expense to related parties for the fiscal year ended January 31, 2004).	(14)	(5,459)	(9,587)

Loss before income taxes	(36,935)	(79,708)	(31,569)
Provision for income taxes	(64)	(134)	(449)

Net loss attributable to common shareholders	$(36,999)	$(79,842)	$(32,018)

Net loss per common share - basic and diluted	$(0.44)	$(0.99)	$(0.48)

Weighted average common shares used to calculate basic and diluted net loss per share	83,682,575	80,263,980	66,784,143

The accompanying notes are an integral part of these consolidated statements.

TIVO INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Deferred Compensation	Prepaid Marketing Expense	Note Receivable - Related Parties	Accumulated Deficit	Total
	Shares	Amount
BALANCE JANUARY 31, 2003	63,918,686	$64	$522,101	$—	$(1,003)	$(627)	$(545,232)	$(24,697)
Issuance of common stock for cash @ $9.26 per share, net of issuance costs	2,875,000	3	26,120	—	—	—	—	26,123
Issuance of common stock for cash @ $9.30 per share, net of issuance costs	8,000,000	8	74,049	—	—	—	—	74,057
Issuance of common stock for conversion of notes payable, $3.99 per share	2,506,265	3	9,997	—	—	—	—	10,000
Issuance costs related to conversion of convertible notes payable	—	—	(435)	—	—	—	—	(435)
Issuance of common stock for purchase of intangible assets	216,760	—	1,851	—	—	—	—	1,851
Issuance of restricted common stock to employees, deferred compensation	108,382	—	925	(925)	—	—	—	—
Deferred compensation from issuance of stock options with exercise prices below fair market value	—	—	140	(140)	—	—	—	—
Deferred compensation from issuance of compensatory restricted common stock to employee	35,000	—	370	(370)	—	—	—	—
Recognition of stock based compensation expense	—	—	—	173	—	—	—	173
Issuance of common stock related to exercise of common stock options	1,520,287	2	7,212	—	—	—	—	7,214
Issuance of common stock related to employee stock purchase plan	408,096	—	1,734	—	—	—	—	1,734
Amortization of prepaid marketing expense	—	—	—	—	1,003	—	—	1,003
Amortization of note receivable	—	—	—	—	—	627	—	627
Net loss							(32,018)	(32,018)

BALANCE JANUARY 31, 2004	79,588,476	$80	$644,064	$(1,262)	$—	$—	$(577,250)	$65,632

The accompanying notes are an integral part of these consolidated statements.

TIVO INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Deferred Compensation	Prepaid Marketing Expense	Note Receivable- Related Parties	Accumulated Deficit	Total
	Shares	Amount
BALANCE JANUARY 31, 2004	79,588,476	$80	$644,064	$(1,262)	$—	$—	$(577,250)	$65,632
Issuance of common stock for conversion of notes payable, $3.99 per share	1,553,883	2	6,198	—	—	—	—	6,200
Issuance costs related to conversion of convertible notes payable	—	—	(142)	—	—	—	—	(142)
Cashless exercise of 654,487 warrants resulting in the net issuance of 241,492 shares of common stock	241,492	—	—	—	—	—	—	—
Issuance of common stock related to purchase of patent rights	31,708	—	306	—	—	—	—	306
Issuance of common stock related to exercise of common stock options	448,086	—	1,689	—	—	—	—	1,689
Issuance of common stock related to employee stock purchase plan	434,083	—	2,409	—	—	—	—	2,409
Deferred compensation from issuance of stock options with exercise prices below fair market value	—	—	300	(300)	—	—	—	—
Retirement due to forfeiture of unvested restricted common stock	(16,852)	—	(144)	144	—	—	—	—
Recognition of stock based compensation expense	—	—	66	990	—	—	—	1,056
Net loss	—	—	—	—	—	—	(79,842)	(79,842)

BALANCE JANUARY 31, 2005	82,280,876	$82	$654,746	$(428)	$—	$—	$(657,092)	$(2,692)

The accompanying notes are an integral part of these consolidated statements.

TIVO INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Deferred Compensation	Prepaid Marketing Expense	Note Receivable- Related Parties	Accumulated Deficit	Total
	Shares	Amount
							(As Adjusted – Note 2A)	(As Adjusted – Note 2A)
BALANCE JANUARY 31, 2005	82,280,876	$82	$654,746	$(428)	$—	$—	$(657,092)	$(2,692)
Issuance of common stock related to exercise of common stock options	1,643,915	2	7,009	—	—	—	—	7,011
Issuance of common stock related to employee stock purchase plan	671,348	1	2,922	—	—	—	—	2,923
Cashless exercise of 1,323,120 warrants resulting in the net issuance of 338,190 shares of common stock	338,190	—	—	—	—	—	—	—
Issuance of restricted shares of common stock	480,000	—	2,934	(2,934)	—	—	—	—
Deferred Compensation for option vesting acceleration	—	—	70	(70)	—	—	—	—
Retirement due to forfeiture of unvested restricted shares	(38,138)	—	(326)	326	—	—	—	—
Recognition of stock based compensation expense, net	—	—	(300)	685	—	—	—	385
Net loss	—	—	—	—	—	—	(36,999)	(36,999)

BALANCE JANUARY 31, 2006	85,376,191	$85	$667,055	$(2,421)	$—	$—	$(694,091)	$(29,372)

The accompanying notes are an integral part of these consolidated statements.

TIVO INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended January 31,
	2006	2005	2004
	(As Adjusted - Note 2A)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(36,999)	$(79,842)	$(32,018)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment and intangibles	6,345	4,896	5,489
Loss on disposal of fixed assets	2	13	44
Amortization of prepaid advertising	—	—	1,003
Non-cash interest expense	—	4,854	8,139
Recognition of stock-based compensation expense	385	1,056	173
Amortization of notes receivable	—	—	627
Changes in assets and liabilities:
Accounts receivable, net (change includes $1,500 and $(229) from related parties for the fiscal years ended January 31, 2005 and 2004, respectively)	5,768	(13,748)	(5,021)
Finished goods inventories	1,165	(3,537)	(1,293)
Prepaid expenses and other, current (change includes $2,832 and $19 to related for the fiscal years ended January 31, 2005 and 2004, respectively)	(4,268)	157	(711)
Prepaid expenses and other, long-term (change includes $3,268 and $1,706 to related parties for the fiscal years ended January 31, 2005 and 2004, respectively)	891	2,641	2,487
Accounts payable	5,314	3,708	(232)
Accrued liabilities (change includes $(880) and $(2.479) to related parties for the fiscal years ended January 31, 2005 and 2004, respectively)	4,276	17,354	(1,214)
Deferred revenue, current (change includes $(1,814), and $(4,263) from related parties for the fiscal years ended January 31, 2005 and 2004, respectively)	15,885	7,765	4,175
Deferred revenue, long-term	4,444	17,096	13,662
Deferred rent and other long-term liabilities	217	373	(2,969)

Net cash provided by (used in) operating activities	$3,425	$(37,214)	$(7,659)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(15,502)	(23,150)	(4,900)
Sales of short-term investments	15,687	9,075	3,675
Acquisition of property and equipment	(7,075)	(3,924)	(2,085)
Acquisition of capitalized software and intangibles	(3,915)	(100)	(350)

Net cash used in investing activities	$(10,805)	$(18,099)	$(3,660)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing under bank line of credit	3,500	4,500	—
Payments to bank line of credit	(8,000)	—	—
Proceeds from issuance of common stock	—	—	101,023
Payment of issuance costs for common stock	—	—	(843)
Payment of redemption of convertible notes payable	—	(4,250)	—
Proceeds from issuance of common stock related to employee stock purchase plan	2,922	2,409	1,734
Proceeds from issuance of common stock related to exercise of common stock options	7,011	1,689	7,214

Net cash provided by financing activities	$5,433	$4,348	$109,128

NET DECREASE IN CASH AND CASH EQUIVALENTS	$(1,947)	$(50,965)	$97,809

The accompanying notes are an integral part of these consolidated statements.

TIVO INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(In thousands)

	Fiscal Year Ended January 31,
	2006	2005	2004
	(As Adjusted – Note 2A)
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	87,245	138,210	40,401

Balance at end of period	$85,298	$87,245	$138,210

SUPPLEMENTAL DISCLOSURE OF CASH AND NON-CASH FLOW INFORMATION
Cash paid for interest	$14	$608	$1,443
Cash paid for income taxes	64	134	449
SUPPLEMENTAL DISCLOSURE OF OTHER NON-CASH INVESTING AND FINANCING INFORMATION
Conversion of convertible notes payable to common stock, $3.99 per share	—	6,200	10,000
Issuance of common stock for purchase of patent rights	—	306	—
Adjustment to deferred compensation as a result of retirement due to forfeiture of unvested restricted common stock	625	144	—
Issuance of restricted common stock	2,934	—	925
Issuance of compensatory common stock at $10.57 per share	—	—	370
Deferred compensation recorded from issuance of stock options at option price at less than fair market value	—	300	140
Deferred compensation recorded from acceleration of stock option vesting	70	—	—

The accompanying notes are an integral part of these consolidated statements.

TIVO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

TiVo Inc. (the “Company” or “TiVo”) was incorporated in August 1997 as a Delaware corporation and is located in Alviso, California. On August 21, 2000, TiVo (UK) Limited, a wholly owned subsidiary of TiVo Inc., was incorporated in the United Kingdom. On October 9, 2001, the Company formed a subsidiary, TiVo International, Inc., also a Delaware corporation. On July 16, 2004, TiVo Intl. II, Inc., a wholly owned subsidiary of TiVo Inc., was incorporated in the Cayman Islands. On March 22, 2005, TiVo Brands LLC, a wholly owned subsidiary of TiVo Inc., was incorporated in the State of Delaware as a holding entity for all of the Company’s trademarks. The Company conducts its operations through one reportable segment. TiVo is a provider of technology and services for digital video recorders. The subscription-based TiVo service (the “TiVo service”) improves home entertainment by providing consumers with an easy way to record, watch, and control television. TiVo also provide a unique platform for the television industry, including for advertisers and audience research.

The Company continues to be subject to a number of risks, including delays in product and service developments; competitive service offerings; lack of market acceptance and uncertainty of future profitability; the dependence on third parties for manufacturing, marketing, and sales support; the intellectual property claims against the Company; and dependence on its relationship with DIRECTV for subscription growth. The Company conducts its operations through one reportable segment. The Company anticipates that its business will continue to be seasonal and expects to generate a significant number of its annual new subscriptions during and immediately after the holiday shopping season.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Related Parties Relationships

Effective February 1, 2004, the Company re-evaluated the status of its related parties relationships. Previously, the Company had classified DIRECTV, Inc. (“DIRECTV”), AOL Time Warner (“AOL”), National Broadcasting Company, Inc. (“NBC”), Discovery Communications, Inc.( “Discovery”), Philips Business Electronics B.V. (“Philips”), Maxtor Corporation (“Maxtor”), and Sony Corporation of America (“Sony”) as related parties. As of February 1, 2004, the Company re-evaluated these relationships and concluded that Sony, Maxtor, AOL, and Philips no longer maintained a related party relationship with the Company as these companies were not in the position to significantly influence management or operating policies.

In June 2004, the Company determined DIRECTV no longer met its definition of a related party relationship because DIRECTV’s representative on the Company’s board of directors resigned from the board. Soon thereafter, DIRECTV notified the Company that it sold its equity position in the Company so it no longer held an equity position of 5% or more. Thus, the Company determined DIRECTV no longer met its definition of a related party relationship. Therefore, the Company classified DIRECTV’s activities from June 2004 forward as non-related party activities. The Company determined that no change to DIRECTV’s related party classification for prior periods was required as during that time DIRECTV was in a position to significantly influence the Company’s management and operation expenses.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with original maturities of three months or less. The carrying value of the cash and cash equivalents approximates fair value.

Short-term Investments

Short-term investments include U.S. corporate debt securities and U.S. Treasury and Agency securities. Short-term investments are classified as available-for-sale and are carried at fair value. The Company’s short-term investments are reviewed each reporting period for declines in value that are considered to be other-than temporary and, if appropriate, written down to their estimated fair value. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in the Company’s consolidated statements of operations. Unrealized gains and losses are included in other comprehensive income (loss). The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income in the consolidated statements of operations.

Finished Goods Inventories

TiVo maintains a finished goods inventory of DVRs throughout the year. Inventories are stated at the lower of cost or net realizable value on an aggregate basis, with cost determined using the first-in, first-out method. The Company performs a detailed assessment of inventory at each balance sheet date, which includes a review of, among other factors, demand requirements and market conditions. Based on this analysis, the Company records adjustments, when appropriate, to reflect inventory at lower of cost or market.

Property and Equipment

Property and equipment are stated at cost. Maintenance and repair expenditures are expensed as incurred.

Depreciation is computed using the straight-line method over estimated useful lives as follows:

Furniture and fixture	3-5 years
Computer and office equipment	3-5 years
Lab equipment	3 years
Leasehold improvements	The shorter of 7 years or the life of the lease
Capitalized software for internal use	1-5 years

Capitalized Software

Costs of computer software to be sold, leased or otherwise marketed have been accounted for in accordance with Statements of Financial Accounting Standards (SFAS ) No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.” The Company achieves technological feasibility upon development of a working model. The period between the development of a working model and the release of the final product to customers is short, and, therefore, the development costs incurred during this short period are immaterial and, as such, are not capitalized.

The Company accounts for costs related to internally-developed software and software purchased for internal use in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98-1 “Accounting for Cost of Computer Software Developed or Obtained for Internal Use.” In accordance with SOP 98-1, software development costs incurred as part of an approved project plan that result in additional functionality to internal use software are capitalized and amortized on a straight-line basis over the estimated useful life of the software, generally three years.

Intangible Assets

Purchased intangible assets include intellectual property such as patent rights carried at cost less accumulated amortization. Useful lives generally range from five years to seven years.

Revenue Recognition and Deferred Revenue

The Company generates service revenues from fees for providing the TiVo service to consumers. The Company also generates technology revenues from providing licensing and engineering services. In addition, the Company generates hardware revenues from the sale of hardware products that enable the TiVo service.

Service Revenues. Included in service revenues are revenues from monthly, annual, and product lifetime subscription fees for the TiVo service. Monthly and annual subscription revenues are recognized over the period benefited. Subscription revenues from product lifetime subscriptions are recognized ratably over a four-year period, which is the Company’s estimate of the useful life of a TiVo-enabled DVR. Also included in service revenues are provisioning fees received from third parties, such as DIRECTV, which are recognized as earned.

Technology Revenues. The Company recognizes technology revenues under technology license and engineering services agreements in accordance with the SOP, 97-2, “Software Revenue Recognition,” as amended. These agreements contain multiple-elements in which vendor specific objective evidence (“VSOE”) of fair value is required for all undelivered elements in order to recognize revenue related to the delivered element. Elements included in the Company’s arrangements may include technology licenses and associated maintenance and support, engineering services and other services. The timing of revenue recognition related to these transactions will depend, in part, on whether the Company can establish VSOE for undelivered elements and on how these transactions are structured. As such, revenue recognition may not correspond to the timing of related cash flows or the Company’s work effort.

In arrangements which include engineering services that are essential to the functionality of the software or involve significant customization or modification of the software, the Company recognizes revenue using the percentage-of-completion method, as described in SOP 81-1 “Accounting for Performance of Construction-Type and Certain Production-Type Contracts,” if the Company believes it is able to make reasonably dependable estimates of the extent of progress toward completion. The Company measures progress toward completion based on the ratio of costs incurred to date to total estimated costs of the project, an input method. These estimates are assessed continually during the term of the contract, and revisions are reflected when the changed conditions become known. In some cases, the Company has accepted engineering services contracts that were expected to be losses at the time of acceptance in order to gain experience in developing new technology that could be used in future products and services. Provisions for all losses on contracts are recorded when estimates indicate that a loss will be incurred on a contract. In some cases, it may be impractical to determine specific amounts of contract revenues due to a lack of fair value for undelivered elements in the contract. In these situations, the Company recognizes revenues and costs based on a zero profit model, which results in the recognition of equal amounts of revenues and costs.

During the three months ended July 31, 2005, the Company determined that it needed to incur $1.0 million of development costs related to a loss contract deemed substantially complete in fiscal year 2005. As a result, the Company recorded a total charge of $1.0 million to the statement of operations in the three months ended July 31, 2005.

Hardware Revenues. For product sales to distributors, revenues are recognized upon product shipment to the distributors or receipt of the products by the distributor, depending on the shipping terms, provided that all fees are fixed or determinable, evidence of an arrangement exists and collectibility is probable. End users have the right to return their product within 30 days of the purchase. TiVo establishes allowances for expected product returns in accordance with SFAS No. 48, “Revenue Recognition When Right of Return Exists” and SAB 104. These allowances are recorded as a direct reduction of revenues and accounts receivable. For direct product sales to end-users, revenues are recognized upon shipment by TiVo to the end-users provided all appropriate revenue recognition criteria have been met.

Under certain marketing and pricing programs offered to consumers through its website or otherwise, the Company may offer DVRs for no cost or DVRs at a discounted price when bundled with a pre-paid subscription. These are multiple element arrangements under Emerging Issues Task Force (EITF) 00-21, “Revenue Arrangements with Multiple Deliverables,” and the prepaid fee is allocated to the DVR and subscription based on their relative fair values. Previously, to the extent that the cost of the DVR exceeded the revenue allocated to the DVR, the excess costs were deferred and amortized over the period of the subscription. However, due to the Company’s change in accounting policy, TiVo now expenses these costs at the time of the shipment of the DVR. (See Note 2A below).

Rebates, Revenue Share, and Other Payments to Channel. In accordance with EITF 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendors Products)”, certain payments to retailers and distributors such as market development funds and revenue share are shown as a reduction to revenue rather than as a sales and marketing expense. TiVo’s policy is to expense these payments when they are incurred and fixed or determinable. The Company also records rebates offered to consumers as a reduction to revenue. The Company records a liability for estimated future rebate redemption at the later of the delivery of the hardware or announcement of the rebate program.

Deferred Revenues. Deferred revenues consists of unrecognized service and technology fees that have been collected, but the related service has not yet been provided or VSOE of fair value does not exist for the undelivered elements of an arrangement.

Research and Development

Research and development expenses, which consist primarily of employee salaries, related expenses, and consulting fees, are expensed as incurred.

Sales and Marketing

Sales and marketing expenses consist primarily of employee salaries and related expenses, media advertising, public relations activities, special promotions, trade shows, and the production of product related items, including collateral and videos.

Advertising

The Company expenses advertising costs as the services are provided. Advertising expenses were $10.4 million, $16.1 million and $455,000 for the fiscal years ended January 31, 2006, 2005 and 2004, respectively.

Warranty Expense and Liability

The Company accrues warranty costs for the expected material and labor required to provide warranty services on its hardware products. The methodology used in determining the liability for product warranty services is based upon historical information and experience. The Company’s warranty reserve liability is calculated as the total volume of unit sales over the warranty period, multiplied by the expected rate of warranty returns multiplied by the estimated cost to replace or repair the customers’ product returns under warranty.

Interest Expense and Other

Included in interest expense for the fiscal years ended January 31, 2005, and 2004 are cash charges for coupon interest expense related to the convertible notes payable. Included in non-cash interest expense for the fiscal years ended January 31, 2005 and 2004 is amortization of discount on the convertible notes payable and debt issuance costs. Other expenses include fees for the bank line of credit and the letter of credit.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” The Company assesses the likelihood that deferred tax assets will be recovered from future taxable income. In light of the Company’s history of operating losses, the Company recorded a valuation allowance for substantially all of our net deferred tax assets, as the Company is presently unable to conclude that it is more likely than not that the deferred tax assets in excess of deferred tax liabilities will be realized. The Company considers future taxable income and ongoing prudent and feasible tax planning strategies in assessing the amount of the valuation allowance. Adjustments may be required in the future if it is determined that the amount of deferred tax assets to be realized is greater or less than the amount recorded. The Company has established a 100% valuation allowances on its net deferred tax assets.

Stock Compensation

The Company has stock option plans and an Employee Stock Purchase Plan, under which officers, employees, consultants and non-employee directors may be granted options to purchase shares of the Company’s authorized but un-issued or reacquired common stock, and may also be granted restricted stock and other stock awards. The Company’s stock option plans are accounted for under the intrinsic value recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. During the fiscal year ended January 31, 2006, options to purchase 7,271,500 shares were granted under the Company’s stock option plans at exercise prices equal to the market price of the underlying common stock on the date of grant. During the fiscal year ended January 31, 2006, 38,138 shares of unvested restricted stock that previously had been granted to employees were retired due to forfeiture resulting in a reversal of $626,000 of deferred compensation on the consolidated balance sheet. This offset an increase of $3.0 million in deferred compensation that was recognized upon the following:

1.	Issuance of 350,000 shares of restricted stock to the Chief Executive Officer, pursuant to his employment contract. The corresponding non-cash stock compensation expense will be recognized ratably over the 48 month vesting period. These shares of restricted stock had a market value on the date of issuance of $6.52 per share and vest 25% on each anniversary date of his employment with the first vesting to occur on July 1, 2006.

2.	Issuance of a total of 130,000 shares of restricted stock to several of TiVo’s executive management team for retention and incentive purposes. The corresponding non-cash stock compensation expense will be recognized ratably over the 12 month vesting period. These shares of restricted stock had a market value on the date of issuance of $5.02 per share and vest 100% on the one-year anniversary date of these agreements.

3.	Acceleration of existing stock options for the Chief Financial Officer pursuant to his Employment Transition and Separation Agreement. The corresponding non-cash stock compensation expense of $70,000 will be recognized ratably over the next 6 1/2 months, and will be fully amortized upon the earlier of his termination date or April 15, 2006.

Pursuant to his employment contract, the Chief Executive Officer also was granted 1,000,000 shares of stock appreciation rights with an exercise price of $6.52, which was the fair market value on the date of issuance. These stock appreciation rights vest ratably over 48 months. The Company did not record any deferred compensation or non-cash stock compensation expense as of January 31, 2006, as the market value of the stock on that date was below the exercise price. Deferred compensation will be re-measured quarterly based on the market value as of the last trading day of the quarter. Non-cash stock compensation expense will be amortized on an accelerated basis over the vesting period of the individual award consistent with the method described in the Financial Accounting Standards Board (“FASB”) Interpretation 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.”

The following table illustrates the effect on the Company’s net loss and basic and diluted loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, as amended, to options granted under the Company’s stock option plans and under the Company’s Employee Stock Purchase Plan (“ESPP”) for the fiscal years ended January 31, 2006, 2005, and 2004:

	Fiscal Year Ended January 31,
	2006	2005	2004
	(As Adjusted - Note 2A)
	(In thousands, except per share data)
Net loss, as reported	$(36,999)	$(79,842)	$(32,018)
Add back: stock based compensation expense (benefit) recognized, net of related tax effects	386	1,056	173
Pro forma effect of stock based compensation expense determined under the fair value method for all awards, net of related tax effects	(10,640)	(11,383)	(14,368)

Net loss, proforma	$(47,253)	$(90,169)	$(46,213)

Net loss, per common share basic and diluted, as reported	$(0.44)	$(0.99)	$(0.48)

Net loss, per common share basic and diluted, proforma	$(0.56)	$(1.12)	$(0.69)

Stock-based employee compensation expense for fiscal year ended January 31, 2006, 2005 and 2004 was $386,000, $1.1 million, and $173,000, respectively, was recorded for stock options issued to employees below market price of the Company’s stock on the respective dates, resulting in expense calculated using intrinsic method of valuation.

The fair value of stock options issued to employees and non-employee directors and ESPP offerings were estimated using the Black Scholes Option-pricing model assuming no expected dividends and the following weighted average assumptions:

	ESPP			Stock Options
	Fiscal year ended January 31,
	2006	2005	2004	2006	2005	2004
Weighted Average Assumptions
Expected term (in years)	0.4	0.5	0.5	4.0	3.6	4.0
Volatility	62%	58%	52%	61%	54%	51%
Average risk free interest rate	3.54%	1.76%	1.38%	3.85%	3.31%	2.45%

Comprehensive Loss

The Company has no material components of other comprehensive income or loss and, accordingly, the comprehensive loss is the same as the net loss for all periods presented.

Fair Value of Financial Instruments

Carrying amounts of certain of the Company’s financial instruments including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their fair value because of their short maturities. Available-for-sale marketable securities are reported at their fair value based on quoted market prices.

Business Concentrations and Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents, short-term investments, and trade receivables. The Company currently invests the majority of its cash in money market funds and maintains them with several financial institutions with high credit ratings. The Company also invests in debt instruments of the U.S. government and its agencies and corporate issuers with high credit ratings. As part of its cash management process, the Company performs periodic evaluations of the relative credit ratings of these financial institutions. The Company has not experienced any credit losses on its cash, cash equivalents, or short-term investments.

The majority of the Company’s customers for service revenues are concentrated in the United States. The Company is subject to a minimal amount of credit risk related to these customers as service revenue is primarily obtained through credit card sales. DIRECTV represented approximately 14%, 12%, and 11% of net revenues and 24%, 13% and 16% of our net accounts receivable for the fiscal years ended January 31 2006, 2005, and 2004, respectively. The Company sells its TiVo-enabled DVR to retailers under customary credit terms. One retailer generated 29%, 16%, and 20% of net revenues and 19%, 48%, and 45% of the net accounts receivable for the fiscal years ended January 31, 2006, 2005, and 2004, respectively.

The Company evaluates its outstanding accounts receivable each period for collectibility. This evaluation involves assessing the aging of the amounts due to the Company and reviewing the credit-worthiness of each customer. Based on this evaluation, the Company records an allowance for accounts receivable that are estimated to not be collectible.

The Company is dependent on single suppliers for several key components and services. The Except for Tribune Media Services, the Company does not have contracts or arrangements with its single suppliers. Instead, the Company purchases these components and services by submitting purchase orders with these companies. The Company has an agreement with Tribune Media Services, its sole supplier of programming guide data for the TiVo service. If these suppliers fail to perform their obligations, the Company may be unable to find alternative suppliers or deliver its products and services to its customers on time, if at all.

Recent Accounting Pronouncements

In November 2004, FASB issued FASB Statement No. 151, “Inventory Costs-an Amendment of ARB No. 43, Chapter 4” (FAS 151). FAS 151 amends ARB 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of the provisions of FAS 151 is not expected to have a material impact on the Company’s financial position or results of operations.

On December 16, 2004, the FASB issued FASB Statement No. 123 (revised 2004), “Share-Based Payment,” which is a revision of FASB Statement No. 123, “Accounting for Stock Based Compensation.” (Statement 123(R)) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends FASB Statement No. 95, “Statement of Cash Flows.” Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based upon their fair values. Pro forma disclosure is no longer an alternative. In April 2005, the Securities and Exchange Commission announced the adoption of a new rule that amends the effective date of Statement 123(R). The effective date of the new standard under these new rules for the Company’s consolidated financial statements is February 1, 2006, with early adoption permitted.

Statement 123(R) permits public companies to adopt its requirements using one of two methods:

A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date; and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) all prior periods presented; or (b) prior interim periods of the year of adoption.

TiVo has decided to adopt the modified prospective method, described above, beginning in fiscal year 2007.

As permitted by Statement 123, the Company currently accounts for share-based payments to employees using the intrinsic value method and, as such, generally recognize no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)’s fair value method will have a significant impact on the Company’s results of operations, although it will have no impact on its overall financial position based on its current share based awards to employees. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future, the valuation model used to value the options and other variables. However, had the Company adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in this Note 2.

2A. CHANGE IN ACCOUNTING POLICY

Effective February 1, 2006, the Company changed its method of accounting for the recognition of hardware costs in bundled sales programs where the customer prepays the arrangement fee. Previously, to the extent that the cost of the DVR exceeded the revenue allocated to the DVR, the excess costs were deferred and amortized over the period of the subscription. In this prepayment plan, the Company received the cash upfront from consumers, which allowed the Company to elect deferral of hardware costs over the service period. The Company now expenses all hardware costs upon shipment of the DVR (direct expense method).

The Company determined that the direct expense method was preferable to the prior accounting method because the Company believes: it is consistent with the accounting practices of competitors and companies within similar industries; it adds to the clarity and ease of understanding of the Company’s reported results to investors; and it is consistent with the recognition of hardware costs for bundled monthly sales programs. The Company recorded the change in method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections.” SFAS 154 requires that all elective accounting changes be made on a retrospective basis. As such, the accompanying consolidated financial statements for fiscal year 2006 have been adjusted to apply the direct expense method.

TiVo’s bundled sales programs began during the quarter ended July 31, 2005. As such, this change in accounting policy has no impact on fiscal year 2005 and 2004 consolidated financial statements.

Consolidated Balance Sheets

	January 31, 2006
	As previously reported	Adjustment	Adjusted
Prepaid expenses and other, current	$11,069	$(2,325)	$8,744

Total current assets	146,332	(2,325)	144,007

Prepaid expenses and other, long-term	$623	$(276)	$347

Total long-term assets	15,277	$(276)	15,001

Total assets	161,609	$(2,601)	159,008

Accumulated deficit	(691,490)	(2,601)	(694,091)

Total stockholders’ deficit	(26,771)	(2,601)	(29,372)

Total liabilities and stockholders’ deficit	$161,609	$(2,601)	$159,008

Consolidated Statements of Operations

	Fiscal Year Ended January 31, 2006
	As previously reported	Adjustment	Adjusted
Cost of revenues
Cost of hardware revenues	$84,216	$2,601	$86,817

Total cost of revenues	119,177	2,601	121,778

Gross margin	76,748	(2,601)	74,147
Loss from operations	(37,404)	(2,601)	(40,005)
Income (loss) before income taxes	(34,334)	(2,601)	(36,935)

Net income (loss)	$(34,398)	$(2,601)	$(36,999)

Net Income (loss) per common share basic and diluted	$(0.41)	$(0.03)	$(0.44)

As a result of the Company’s change in accounting policy, accumulated deficit increased from $691.5 million, as previously reported, to $694.1 million.

Consolidated Statements of Cash Flows
	Fiscal Year Ended January 31, 2006
	As previously reported	Adjustment	Adjusted
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(34,398)	$(2,601)	$(36,999)
Adjustments to reconcile net loss to net cash used in operating activities:
Prepaid expenses and other, current	(6,593)	2,325	(4,268)
Prepaid expenses and other, long-term	615	276	891

Net cash provided by operating activities	3,425	—	3,425

“Hardware Revenues” and “Stock Compensation” in Note 2 and “Income Taxes” Note 14 have been updated to reflect this change in accounting policy.

3. CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

The following table summarizes the amortized value of the Company’s cash and cash equivalents and short-term investments that approximates their fair value as of January 31, 2006 and 2005 (in thousands):

	As of January 31,
	2006	2005
Cash	$7,711	$10,791
Money market funds	72,504	69,519
U.S. corporate debt securities	5,083	6,935

Total cash and cash equivalents	85,298	87,245

U.S. Treasury and Agency securities	16,350	19,100
U.S. corporate debt securities	2,565

Total short-term investments	18,915	19,100
Total cash and cash equivalents, and short-term investments	$104,213	$106,345

The Company’s short-term investment portfolio consists of investments in U.S. corporate debt securities and U.S. Treasury and Agency securities which are auction rate securities and considered available-for-sale. Realized and unrealized gains and losses on available-for-sale securities were immaterial for all periods presented. As of January 31, 2006 and 2005, all of the Company’s U.S. Treasury and Agency securities had underlying maturities over 10 years. During the years ended January 31, 2006 and 2005, the Company sold securities generating gross proceeds of $15.7 million and $9.1 million, respectively.

4. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	As of January 31,
	2006	2005
	(In thousands)
Furniture and fixtures	$3,285	$3,149
Computer and office equipment	20,946	17,360
Lab equipment	2,392	1,930
Leasehold improvements	6,319	4,852
Capitalized software	9,926	8,551

Total property and equipment	42,868	35,842
Less: accumulated depreciation and amortization	(33,420)	(28,062)

Property and equipment, net	$9,448	$7,780

5. CAPITALIZED SOFTWARE AND INTANGIBLE ASSETS, NET

Capitalized software and intangible assets, net consists of the following:

	As of January 31,
	2006	2005
	(In thousands)
Capitalized software	$1,951	$1,951
Intellectual property rights	4,265	350

Capitalized software and intangible assets, gross	6,216	2,301
Less: accumulated amortization	(1,010)	(70)

Capitalized software and intangible assets, net	$5,206	$2,231

The total amortization expense for fiscal year ended 2006 and 2005 was $940,000 and $70,000, respectively. The total expected future annual amortization expense related to capitalized software and intangible assets is calculated on a straight-line basis, using the useful lives of the assets, which range from three to five years for capitalized software and five to seven years for intellectual property rights. Estimated annual amortization expense is set forth in the table below:

Fiscal Year Ending	Estimated Annual Amortization Expense
(In thousands)
January 31, 2007	1,033
January 31, 2008	1,033
January 31, 2009	1,000
January 31, 2010	929
January 31, 2011	559
There after	652

Total	$5,206

6. ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	As of January 31,
	2006	2005
	(In thousands)
Compensation and vacation	$5,188	$3,787
Consumer rebates	17,248	16,429
Marketing and promotions	5,285	2,536
Redeemable gift certificates for subscriptions	1,932	2,432
Other	7,796	7,989

Total accrued liabilities	$37,449	$33,173

7. INDEMNIFICATION ARRANGEMENTS AND GUARANTEES

Product Warranties

The Company’s minimum warranty period to consumers for TiVo-enabled DVRs is 90 days from the date of consumer purchase. Within the minimum warranty period, consumers are offered a no-charge exchange for TiVo-enabled DVRs returned due to product defect. After the minimum warranty period, consumers may exchange a TiVo-enabled DVR with a product defect for a charge. At January 31, 2006 and 2005, the accrued warranty reserve was $166,000 and $675,000, respectively. The Company’s accrued warranty reserve is included in accrued liabilities in the accompanying consolidated balance sheets.

Indemnification Arrangements

The Company undertakes indemnification obligations in its ordinary course of business in connection with, among other things, the licensing of its products, the provision of consulting services, and the issuance of securities. Pursuant to these agreements, the Company may indemnify the other party for certain losses suffered or incurred by the indemnified party, generally its business partners or customers, underwriters or certain investors, in connection with various types of claims, which may include, without limitation, intellectual property infringement, certain tax liabilities, negligence and intentional acts in the performance of services and violations of laws, including certain violations of securities laws. The term of these indemnification obligations is generally perpetual. The Company’s obligation to provide indemnification would arise in the event that a third party filed a claim against one of the parties that was covered by the Company’s indemnification obligation. As an example, if a third party sued a customer for intellectual property infringement and the Company agreed to indemnify that customer against such claims, its obligation would be triggered.

The Company is unable to estimate with any reasonable accuracy the liability that may be incurred pursuant to its indemnification obligations. A few of the variables affecting any such assessment include but are not limited to: the nature of the claim asserted; the relative merits of the claim; the financial ability of the party suing the indemnified party to engage in protracted litigation; the number of parties seeking indemnification; the nature and amount of damages claimed by the party suing the indemnified party; and the willingness of such party to engage in settlement negotiations. Due to the nature of the Company’s potential indemnity liability, its indemnification obligations could range from immaterial to having a material adverse impact on its financial position and its ability to continue in the ordinary course of business.

Under certain circumstances, the Company may have recourse through its insurance policies that would enable it to recover from its insurance company some or all amounts paid pursuant to its indemnification obligations. The Company does not have any assets held either as collateral or by third parties that, upon the occurrence of an event requiring it to indemnify a customer, the Company could obtain and liquidate to recover all or a portion of the amounts paid pursuant to its indemnification obligations.

8. CONVERTIBLE NOTES PAYABLE

On August 28, 2001, the Company closed a private placement of $51.8 million in face value of 7% convertible notes payable due August 15, 2006 and warrants and received cash proceeds, net of issuance costs, of approximately $40.1 million from accredited investors. TiVo received gross cash proceeds of approximately $36.8 million from non-related party noteholders and $6.9 million from existing stockholders for a total of $43.7 million. In addition, the Company received non-cash proceeds of $8.1 million in the form of advertising and promotional services from Discovery and NBC, who were existing stockholders. Debt issuance costs were approximately $3.6 million, resulting in net cash proceeds of approximately $40.1 million. Of the total gross proceeds of $51.8 million, $8.1 million was recorded as prepaid advertising and promotional services.

The total value of the warrants issued to convertible noteholders in the private placement was $9.6 million and was recorded as a discount on the convertible notes payable. This discount was amortized to interest expense and other and accreted to the carrying value of the convertible notes payable over the five-year life of the notes payable or upon conversion, if earlier.

The convertible notes carried a coupon interest rate of 7%. The effective interest rate of the convertible notes, including coupon interest and amortization of discount, amortization of the beneficial conversion amount and amortization of prepaid debt issuance costs was approximately 58%. The discount, the beneficial conversion amount and prepaid issuance costs were amortized using the straight-line method over the term of the notes or upon conversion, if earlier, which approximates the effective interest rate method.

During the fiscal year ended January 31, 2004, the Company issued 2,506,265 shares of common stock as a result of one convertible noteholder, a related party, converting $10.0 million in face value of convertible notes payable-related parties at the conversion price of $3.99 per share, in accordance with the terms of the Convertible Notes Payable Indenture.

On November 26, 2004, the Company notified by mail the registered holders of its convertible notes payable that it elected to exercise its option to redeem all remaining unconverted outstanding notes payable by the redemption date of January 25, 2005.

On January 24, 2005, the Company issued 1,127,819 shares of common stock to a noteholder upon conversion of $4,500,000 aggregate principal amount of its convertible notes at the then current conversion price of $3.99 per share. Prior to January 24, 2005, on December 21, 2004 and January 19, 2005, the Company had issued 125,313 and 300,751 shares of common stock to two noteholders upon conversion of, respectively, $500,000 and $1,200,000 aggregate principal amounts of their convertible notes at the then current conversion price of $3.99 per share. The issuance of these shares of common stock was exempt from registration pursuant to Section 3(a)(9) of the Securities Act. On January 25, 2005, the Company redeemed for cash the remaining $4,250,000 outstanding 7% convertible senior note at a redemption price equal to the aggregate principal amount plus accrued interest up to, but not including, the redemption date of January 25, 2005. There were no notes outstanding following the redemption date.

During the fiscal year ended January 31, 2006, certain institutional investors exercised three-year warrants to purchase 1,323,120 shares in a cashless exercise that resulting in the net issuance of 338,190 shares of the Company’s common stock.

Interest expense and other for the year ended January 31, 2005 includes coupon interest expense of $572,000; amortization of the discount pertaining to the value of the warrants issued on convertible notes payable of $1.1 million; and amortization of the discount pertaining to the value of beneficial conversion of $3.4 million. Interest expense and other for the year ended January 31, 2004 includes coupon interest expense of $732,000; amortization of the discount pertaining to the value of the warrants issued on convertible notes payable of $388,000; and amortization of the discount pertaining to the value of beneficial conversion of $1.4 million.

Interest expense and other-related parties for the year ended January 31, 2005 was zero. Interest expense and other-related parties for the year ended January 31, 2004 includes coupon interest of $669,000; amortization of the discount pertaining to the value of the warrants issued on convertible notes payable-related parties of $1.2 million; which includes accelerated amortization of $878,000 due to conversions of notes payable – related parties during the year; and amortization of the discount pertaining to the value of the beneficial conversion of $4.8 million, which includes accelerated amortization of $3.6 million due to conversions of notes payable – related parties during the year.

Amortization of the discount resulting from the issuance of warrants to noteholders on convertible notes payable and convertible notes payable-related parties was $1.1 million and $1.6 million for the years ended January 31, 2005 and 2004, respectively.

Amortization of the discount pertaining to the value of the beneficial conversion of the convertible notes payable and convertible notes payable-related parties was $3.4 million and $6.2 million for the years ended January 31, 2005 and 2004, respectively.

9. COMMON STOCK AND STOCKHOLDERS’ EQUITY

Common Stock

On January 30, 2004, the Company issued 8,000,000 shares of its common stock, par value $.001 per share, at $9.30 per share to institutional investors. The issuance of the shares was registered pursuant to the Company’s $100 million universal shelf registration statement on Form S-3 (File No. 333-106731). The net proceeds from this sale were approximately $74.1 million after deducting estimated offering expenses of $343,000.

On July 1, 2003, the Company issued approximately 2.9 million shares of its common stock, par value $.001 per share, at $9.26 per share. Net proceeds were approximately $26.1 million after deducting cash offering expenses of approximately $500,000. The shares of common stock were registered pursuant to the Company’s universal shelf registration statement on Form S-3 (File No. 333-53152) under the Securities Act of 1933, as amended, as supplemented by a registration statement on Form S-3 (File No. 333-106507) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

During the fiscal year ended January 31, 2005 the Company issued an aggregate of 1,553,883 shares of common stock as a result of convertible note holders converting $6.2 million in face value of convertible notes payable at the conversion price of $3.99 per share, in accordance with the terms of the Convertible Notes Payable Indenture. During the fiscal year ended January 31, 2004 the Company issued 2,506,265 shares of common stock as a result of a related party convertible noteholder converting $10.0 million in face value of convertible notes payable at the conversion price of $3.99 per share, in accordance with the terms of the Convertible Notes Payable Indenture. During the fiscal year ended January 31, 2003 the Company issued an aggregate of 275,438 shares of common stock as a result of two convertible note holders converting $1.1 million in face value of convertible notes payable at the conversion price of $3.99 per share, in accordance with the terms of the Convertible Notes Payable Indenture.

During the fiscal year ended January 31, 2004, the Company also issued 216,760 shares of common stock in exchange for all of the outstanding shares of Strangeberry Inc. (See 18.) In addition, the Company issued 108,382 shares of restricted stock to four former employees of Strangeberry Inc., which vest over 2 years based on their continued employment with TiVo Inc.

During the fiscal years ended January 31, 2006, 2005, and 2004, the Company issued 671,348 shares, 434,083 shares, and 408,096 shares of common stock as a result of employee stock purchase plan purchases and 1,643,915 shares, 448,086 shares and 1,555,287 shares of common stock as a result of the exercise of stock options, respectively.

Warrants

During the fiscal year ended January 31, 2006 there were no new common stock warrants issued. Additionally, certain institutional investors exercised three-year warrants to purchase 1,323,120 shares in a cashless exercise that resulting in the net issuance of 338,190 shares of the Company’s common stock.

During fiscal year ended January 31, 2005 there were no new warrants issued.

In February 2004, Global Alliance Partners exercised two of their three-year warrants to purchase 15,000 shares in a cashless exercise that resulted in the net issuance of 10,886 shares of the Company’s common stock. Additionally, NBC, a related party, exercised their five-year warrant to purchase 490,196 shares in a cashless exercise that resulted in the net issuance of 167,373 shares of the Company’s common stock. NBC was issued this warrant in conjunction with the issuance of the convertible notes payable in August 2001. DIRECTV was issued 155,941 two-year warrants in April 2002 in conjunction with the Warrant and Registration Rights Agreement. These warrants were transferred by DIRECTV to their parent company, Hughes Electronics Corporation. In March 2004, Hughes Electronics Corporation exercised warrants to purchase 149,291 shares in a cashless exercise that resulted in the net issuance of 63,233 shares of the Company’s common stock. The remaining 6,650 warrants expired, unexercised on April 16, 2004.

During the fiscal year ended January 31, 2004 there were no new warrants issued. Additionally, no existing warrants were exercised. On December 31, 2003, the AOL Initial Common Stock Warrant B issued on September 13, 2000, to purchase 295,428 shares of the Company’s common stock at an exercise price of $7.29 expired unexercised.

As of January 31, 2006, the following outstanding warrants that upon exercise would result in the issuance of 3,515,524 shares of TiVo Inc. common stock, par value $.001 per share:

•	Five-year warrants issued to convertible noteholders on August 23, 2001, to purchase 2,046,570 shares of the Company’s common stock at an exercise price of $7.85 with an expiration date of August 23, 2006. Five-year warrants issued to investment bankers in conjunction with the issuance of convertible notes payable on August 23, 2001, to purchase 145,834 shares of the Company’s common stock at an exercise price of $7.85 with an expiration date of August 23, 2006.

•	Four year warrants were issued to certain institutional investors on October 8, 2002 to purchase 1,323,120 shares of the Company’s common stock at an exercise price of $5.00 with an expiration date of October 8, 2006.

10. RETIREMENT PLAN

In December 1997, the Company established a 401(k) Retirement Plan (the “Retirement Plan”) available to employees who meet the plan’s eligibility requirements. Participants may elect to contribute a percentage of their compensation to the Retirement Plan up to a statutory limit. Participants are fully vested in their contributions. The Company may make discretionary contributions to the Retirement Plan as a percentage of participant contributions, subject to established limits. The Company has not made any contributions to the Retirement Plan through January 31, 2006.

11. NET LOSS PER COMMON SHARE

Basic and diluted net loss per common share is calculated in accordance with SFAS No. 128, “Earnings Per Share.” Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding excluding repurchasable common stock and unvested restricted stock outstanding of 1,000,724 shares, 574,445 shares, and 655,044 shares for the fiscal years ended January 31, 2006, 2005, and 2004, respectively.

The weighted average number of shares outstanding used in the computation of basic and diluted net loss per share does not include the effect of the following potentially outstanding common stock. The effects of these potentially outstanding shares were not included in the calculation of diluted net loss per share because the effect would have been antidilutive:

	Fiscal Year Ended January 31,
	2006	2005	2004
Repurchasable common stock	520,724	528,683	546,662
Unvested restricted stock outstanding	480,000	45,762	108,382
Common shares issuable for convertible notes payable	—	—	2,619,048
Options to purchase common stock	16,790,588	15,567,273	13,213,370
Potential shares to be issued from ESPP	107,591	241,717	227,517
Warrants to purchase common stock	3,515,524	4,838,644	5,504,781

Total	21,414,427	21,222,079	22,219,760

12. EQUITY INCENTIVE PLANS

1997 Equity Incentive Plan

Under the terms of the Company’s 1997 Equity Incentive Plan, adopted in 1997 and amended and restated in 1999 (the “1997 Plan”), options to purchase shares of the Company’s common stock may be granted to employees and other individuals at a price equal to the fair market value of the common stock at the date of grant. The options granted to new hires typically vest 25% after the first year of service, and the remaining 75% vest ratably over the next 36 months. The vesting periods for options granted to continuing employees vary, but typically vest ratably over a 48 month period. Options expire 10 years after the grant date, based on continued employment. If the optionee’s employment terminates, options expire 90 days from the date of termination except under certain circumstances such as death or disability. The terms of the 1997 Plan allowed individuals to exercise his or her options prior to full vesting. In the event that the individual terminates his or her employment or service to the Company before becoming fully vested, the Company has the right to repurchase the unvested shares at the original option price. The number of shares authorized for option grants under the 1997 Plan is 4,000,000. As of January 31, 2006, 475,430 shares of the total authorized remain available for future grants. As of January 31, 2006, options to purchase 58,657 shares of common stock are outstanding and exercisable under the 1997 Plan.

1999 Equity Incentive Plan

In April 1999, the Company’s stockholders approved the 1999 Equity Incentive Plan (the “1999 Plan”). Amendments to the 1999 Plan were adopted in July 1999. The 1999 Plan allows the grant of options to purchase shares of the Company’s common stock to employees and other individuals at a price equal to the fair market value of the common stock at the date of grant. The options granted to new employees typically vest 25% after the first year of service, and the remaining 75% vest ratably over the next 36 months. The vesting period for options granted to continuing employees may vary, but typically vest ratably over a 48 month period. Options expire 10 years after the grant date, based on continued employment. If the optionee’s employment terminates, options expire 90 days from the date of termination except under certain circumstances such as death or disability. The terms of the 1999 Plan allow individuals to early exercise options granted prior to August 8, 2001 from the date of grant, prior to full vesting. For options granted subsequent to August 8, 2001, options are exercisable only as the options vest. In the event that the individual terminates his or her employment or service to the Company before becoming fully vested, the Company has the right to repurchase any exercised, unvested shares at the original option price. As of January 31, 2006, the number of shares authorized for option grants under the 1999 Plan is 38,363,130, which includes the annual increase of 6,112,893 shares, which was effective December 31, 2005. The number of shares authorized for option grants is subject to an annual increase of the greater of 7% of outstanding shares or 4,000,000 shares, up to a maximum of 40,000,000 shares. As of January 31, 2006, 17,506,390 shares of the total authorized remain available for future stock option grants. As of January 31, 2006, options to purchase 16,651,931 shares of common stock are outstanding under the 1999 Plan of which 7,653,234 are exercisable.

1999 Non-Employee Directors’ Stock Option Plan

In July 1999, the Company adopted the 1999 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). The Directors’ Plan provides for the automatic grant of options to purchase shares of the Company’s common stock to non-employee directors at a price equal to the fair market value of the stock at the date of the grant. Initial options granted to new directors vest monthly over two years from the date of grant. Annual options granted to existing directors vest upon grant. The option term is ten years after the grant date, based on continued director service. If the director’s service terminates, options expire 90 days from the date the director’s service terminated. The number of shares authorized for option grants under the Directors’ Plan is 1,000,000, subject to an annual increase of 100,000 shares. The annual increase of 100,000 shares authorized for grant under the Directors’ Plan was made December 31, 2005. As of January 31, 2006, 618,333 shares of the total authorized remain available for future grants. As of January 31, 2006, options to purchase 560,000 shares of common stock are outstanding, of which 275,000 are exercisable under the Directors’ Plan.

1999 Employee Stock Purchase Plan

In July 1999, the Company adopted the 1999 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). The Employee Stock Purchase Plan provides a means for employees to purchase TiVo common stock through payroll deductions of up to 15% of their base compensation. The Company offers the common stock purchase rights to eligible employees, generally all full-time employees who have been employed for at least 10 days. This plan allows for common stock purchase rights to be granted to employees of TiVo at a price equal to the lower of 85% of the fair market value on the first day of the offering or on the common stock purchase date. Each offering consists of up to two purchase periods. The purchase periods previously began on May 1 and on November 1 of each year, and now begin on January 1 and on July 1 of each year, and are six months in length. Under the Employee Stock Purchase Plan, the board may, in the future, specify offerings up to 27 months. On August 15, 2002, the board amended the 1999 Employee Stock Purchase Plan to change the effective date for automatic annual increases to the reserve of shares issuable under the plan from December 31 to October 31. Effective October 31, 2002, the board approved the maximum annual increase of 500,000 shares to the total number of shares reserved for issuance under the Employee Stock Purchase Plan pursuant to the plan’s automatic annual increase provision. As of January 31, 2006, the total number of shares reserved for issuance under this plan is 2,500,000. The number of shares available for stock option issuance under this plan is subject to an annual increase on each October 31 through October 31, 2008, equal to the lowest of (i) 5 percent of the outstanding shares of common stock on a diluted basis, (ii) 500,000 shares, or (iii) a smaller number as determined by the board of directors. There were 671,348 shares of common stock issued as a result of purchases under the Employee Stock Purchase Plan during the year ended January 31, 2006. The weighted average fair value of the offerings to purchase Employee Stock Purchase Plan shares for the fiscal years ended January 31, 2006, 2005, and 2004 was $2.03, $2.32, and $1.83 per share, respectively. As of January 31, 2006, of the total 2,500,000 shares reserved for issuance under the Employee Stock Purchase Plan, there were 607,591 shares available for future purchases.

A summary of the stock options activity for the 1997 Plan, the 1999 Plan and the Directors’ Plan is presented in the table and narrative below:

	Shares	Range of Exercise Prices	Weighted Average Exercise Prices
Outstanding at January 31, 2003	11,438,096		$9.05

Granted	3,913,033	$4.98 - $13.50	$7.36

Exercised	-1,555,287		$4.75

Canceled	-582,472		$8.56

Outstanding at January 31, 2004	13,213,370		$9.09

Granted	4,070,750	$3.98 - $12.16	$6.77

Exercised	-448,086		$8.42

Canceled	-1,268,761		$11.46

Outstanding at January 31, 2005	15,567,273		$8.44

Granted	6,791,500	$3.68 - $7.32	$4.95

Exercised	-1,643,915		$4.26

Canceled	-3,924,270		$9.63

Outstanding at January 31, 2006	16,790,588		$7.16

The weighted average fair values of options granted, whose option price equals the fair market value of the Company’s common stock on the grant date, during the fiscal years ended January 31, 2006, 2005, and 2004 were $2.38, $2.92, and $3.15, respectively.

A compensatory stock award of 35,000 shares of the Company’s common stock was granted to an employee during the fiscal year ended January 31, 2004. The fair value of the compensatory stock award granted during the fiscal year ended January 31, 2004 was $369,950 based on the closing price of $10.57 per share on the date of grant.

On September 20, 2004 a stock option grant of 150,000 shares was made to a new employee with an option price less than the fair market value of the Company’s common stock for the date of grant. These stock options were granted as part of a compensation package pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv) without stockholder approval. The option was cancelled unvested as of July 31, 2005, the last day of the person’s employment with the Company. Stock options to purchase 58,000 shares were granted during the fiscal year ended January 31, 2004 with option prices less than the fair market value of the Company’s common stock for the date of grant.

The weighted average fair values of options granted, whose option price was less than the fair market value of the Company’s common stock on the grant date, during the fiscal years ended January 31, 2005 and 2004 were $2.98 and $3.40 per share, respectively. The fair values of options granted were determined using the Black-Scholes option-pricing model. There were no stock options granted for any of the reporting periods where the exercise price exceeded the fair market value of the Company’s common stock on the grant date.

The following table contains information concerning outstanding stock options for all of the Company’s plans as of January 31, 2006:

Number of Options Outstanding	Range of Exercise		Weighted Average Exercise Prices of Options Outstanding	Weighted Average Remaining Contractual Life	Number of Options Outstanding and Exercisable	Weighted Average Exercise Prices of Options Outstanding and Exercisable
639,677	$0.13	$3.25	$2.94	5.39 years	633,895	$2.94
2,203,260	$3.35	$3.78	$3.78	9.08 years	435,658	$3.77
1,722,822	$3.83	$4.14	$4.01	7.52 years	969,808	$3.95
2,408,296	$4.17	$5.43	$5.11	8.10 years	1,003,286	$5.09
2,441,135	$5.46	$6.50	$6.29	5.56 years	2,064,383	$6.32
2,030,500	$6.51	$6.52	$6.52	9.41 years	251,249	$6.52
315,125	$6.60	$6.74	$6.73	8.71 years	270,258	$6.73
1,764,316	$6.75	$7.18	$7.15	8.30 years	647,481	$7.16
1,678,457	$7.25	$11.02	$9.52	6.71 years	1,226,759	$9.45
1,587,000	$11.10	$37.63	$19.85	4.51 years	1,559,559	$20.00

16,790,588	$0.13	$37.63	$7.16	7.41 years	9,062,336	$8.43

13. COMMITMENTS AND CONTINGENCIES

Legal Matters

Intellectual Property Litigation. In September 1999, TiVo received letters from Time Warner, Inc. and Fox Television stating that TiVo’s personal television service exploits these companies’ copyrights without the necessary licenses. The Company believes that the TiVo service does not infringe on these copyrights and believes that there will not be an adverse impact as a result of these letters.

On January 5, 2004, TiVo filed a complaint against EchoStar Communications Corporation in the U.S. District Court for the Eastern District of Texas alleging willful and deliberate infringement of U.S. Patent No. 6,233,389, entitled “Multimedia Time Warping System.” On January 15, 2004, the Company amended its complaint to add EchoStar DBS Corporation, EchoStar Technologies Corporation, and Echosphere Limited Liability Corporation as additional defendants. The Company alleges that it is the owner of this patent, and further alleges that the defendants have willfully and deliberately infringed this patent by making, selling, offering to sell and/or selling digital video recording devices, digital video recording device software, and/or personal television services in the United States. On March 9, 2005, the Court denied motions to dismiss and transfer the Company’s patent infringement case against EchoStar Communications Corporation and its affiliates. On August 18, 2005, the Court issued a claim construction order. On April 13, 2006, the jury rendered a verdict in favor of the Company in the amount of approximately $74.0 million dollars. The jury ruled that the Company’s patent is valid and that all nine of the asserted claims in the Company’s patent are infringed by each of the accused EchoStar products. The jury also ruled that the defendants’ willfully infringed the patent. The Company plans to seek an enhancement of damages for willfulness, prejudgment interest, attorney’s fees and costs, and an injunction against the defendants’ further infringement of the patent. The defendants’ claim of inequitable conduct against the Company remains pending. The Company is incurring material expenses in this litigation.

On April 29, 2005, EchoStar Technologies Corporation filed a complaint against TiVo and Humax USA, Inc. in the U.S. District Court for the Eastern District of Texas alleging infringement of U.S. Patent Nos. 5,774,186 (“Interruption Tolerant Video Program Viewing”), 6,529,685 B2 (“Multimedia Direct Access Storage Device and Formatting Method”), 6,208,804 B1 (“Multimedia Direct Access Storage Device and Formatting Method”) and 6,173,112 B1 (“Method and System for Recording In-Progress Broadcast Programs”). The complaint alleges that EchoStar Technologies Corporation is the owner by assignment of the patents allegedly infringed. The complaint further alleges that the TiVo and Humax have infringed, contributorily infringed and/or actively induced infringement of the patents by making, using, selling or importing digital video recording devices, digital video recording device software and/or personal television services in the United States that allegedly infringe the patents, and that such infringement is willful and ongoing. Under the terms of the Company’s agreement with Humax governing the distribution of certain DVRs that enable the TiVo service, the Company is required to indemnify Humax against any claims, damages, liabilities, costs, and expenses relating to claims that the Company’s technology infringes upon intellectual property rights owned by third parties. On May 10, 2005, Humax formally notified TiVo of the claims against it in this lawsuit as required by Humax’s agreement with TiVo. On July 1, 2005, the defendants filed their answer and counterclaims. On January 18, 2006, EchoStar filed a motion to dismiss its claim of infringement against TiVo and Humax relating to patent ‘112 (“Method and System for Recording In-Progress Broadcast Programs”). Matters relating to discovery and claim construction are ongoing. The Company intends to defend this action vigorously; however, it could be forced to incur material expenses in connection with this lawsuit and/or as a result of its indemnification obligations and, in the event there is an adverse outcome, the Company’s business could be harmed.

On August 5, 2004, Compression Labs, Inc. filed a complaint against TiVo Inc., Acer America Corporation, AudioVox Corporation, BancTec, Inc., BenQ America Corporation, Color Dreams, Inc. (d/b/a StarDot Technologies), Google Inc., ScanSoft, Inc., Sun Microsystems Inc., Veo Inc., and Yahoo! Inc. in the U.S. District Court for the Eastern District of Texas alleging infringement, inducement of others to infringe, and contributory infringement of U.S. Patent No. 4,698,672, entitled “Coding System For Reducing Redundancy.” The complaint alleges that Compression Labs, Inc. is the owner of this patent and has the exclusive rights to sue and recover for infringement thereof. The complaint further alleges that the defendants have infringed, induced infringement, and contributorily infringed this patent by selling devices and/or systems in the United States, at least portions of which are designed to be at least partly compliant with the JPEG standard. On February 16, 2005, the Judicial Panel on Multidistrict Litigation consolidated this and seven other related lawsuits and coordinated pretrial proceedings in the United States District Court for the Northern District of California, where pretrial proceedings are currently ongoing. On January 31, 2006, the United States Patent Office granted a request for reexamination of the patent in question. The Company intends to defend this action vigorously; however, it could be forced to incur material expenses in the litigation and, in the event there is an adverse outcome, the Company’s business could be harmed by the inability to enable subscribers to display JPEG photos or having to pay a license fee to enable subscribers to do so.

In August and September 2004, Phillip Igbinadolor, on behalf of himself, filed complaints against TiVo, Sony Corporation, Sony Electronics, Inc., Sony Corporation of America, JVC, Clarrion Corporation of America, and Philips Consumer Electronics Company in the U.S. District Court for the Eastern District of New York alleging infringement of U.S. Patent Nos. 395,884 and 6,779,196 and U.S. Trademark No. 2,260,689, each relating to an “integrated car dubbing system.” The complaints were consolidated into one action captioned Igbinadolor v. Sony Corporation et al. On November 10, 2004, the Company filed its answer, affirmative defenses and counterclaims and on January 31, 2005, the Company filed a motion for summary judgment. On July 18, 2005, the Court granted summary judgment in favor of the Company and the other defendants on the ground that, as a matter of law, there is no infringement of either the patents or the trademark. On August 30, 2005, Mr. Igbinadolor filed a notice of appeal with the United States Court of Appeals for the Federal Circuit appealing the July 18, 2005 summary judgment order. The Federal Circuit docketed the appeal on September 2, 2005. On October 31, 2005, counsel for JVC submitted a letter on behalf of JVC, Sony, TiVo and Clarion advising the Federal Circuit that JVC, Sony and TiVo have declaratory judgment counterclaims for invalidity that remain pending before the district court and requesting that the appeal be dismissed as premature because the district court’s decision was not a final appealable order. On February 10, 2006, the Federal Circuit issued an order dismissing the entire consolidated appeal as premature. This order was issued as a mandate on March 3, 2006 and jurisdiction was transferred back to the district court. TiVo, Sony and JVC’s declaratory judgment counterclaims are currently pending before the district court. The Company is incurring expenses in connection with this litigation that may become material in the future, and in the event there is an adverse outcome, TiVo’s business could be harmed.

Consumer Litigation. On December 22, 2005, a consumer class action lawsuit against TiVo Inc. was filed in the Superior Court of the State of California, County of San Francisco. This action, which is captioned Nolz, et al. v. TiVo, was brought on behalf of a purported class of purchasers of the Company’s gift subscriptions which were allegedly sold to consumers in violation of a California law that allegedly makes it unlawful to sell gift certificates in California containing an expiration date. The Company intends to defend this action vigorously; however, it could be forced to incur material expenses in the litigation, and, in the event there is an adverse outcome, the Company’s business could be harmed.

Securities Litigation. On June 12, 2001, a securities class action lawsuit in which the Company and certain of its officers and directors are named as defendants was filed in the United States District Court for the Southern District of New York. This action, which is captioned Wercberger v. TiVo et al., also names several of the underwriters involved in the Company’s initial public offering as defendants. This class action was brought on behalf of a purported class of purchasers of the Company’s common stock from September 30, 1999, the time of its initial public offering, through December 6, 2000. The central allegation in this action is that the underwriters in the initial public offering solicited and received undisclosed commissions from, and entered into undisclosed arrangements with, certain investors who purchased TiVo common stock in the initial public offering and the after-market. The complaint also alleges that the TiVo defendants violated the federal securities laws by failing to disclose in the initial public offering prospectus that the underwriters had engaged in these alleged arrangements. More than 150 issuers have been named in similar lawsuits. In July 2002, an omnibus motion to dismiss all complaints against issuers and individual defendants affiliated with issuers (including the TiVo defendants) was filed by the entire group of issuer defendants in these similar actions. On October 8, 2002, TiVo’s officers were dismissed as defendants in the lawsuit. On February 19, 2003, the court in this action issued its decision on defendants’ omnibus motion to dismiss. This decision dismissed the Section 10(b) claim as to TiVo but denied the motion to dismiss the Section 11 claim as to TiVo and virtually all of the other issuer-defendants.

On June 26, 2003, the plaintiffs announced a proposed settlement with the Company and the other issuer defendants. The proposed settlement provides that the plaintiffs will be guaranteed $1.0 billion dollars in recoveries by the insurers of the Company and other issuer defendants. Accordingly, any direct financial impact of the proposed settlement is expected to be borne by the Company’s insurers in accordance with the proposed settlement. In addition, the Company and the other settling issuer defendants will assign to the plaintiffs certain claims that they may have against the underwriters. If recoveries in excess of $1.0 billion dollars are obtained by the plaintiffs from the underwriters, the Company’s and the other issuer defendants’ monetary obligations to the class plaintiffs will be satisfied. Furthermore, the settlement is subject to a hearing on fairness and approval by the Federal District Court overseeing the IPO Litigation. On February 15, 2005, the Court issued an order preliminarily approving the terms of the proposed settlement. The Court also certified the settlement classes and class representatives for purposes of the proposed settlement only. On August 31, 2005, the Court issued an order scheduling a fairness hearing for April 2006 to determine whether the proposed settlement should be approved. Due to the inherent uncertainties of litigation and assignment of claims against the underwriters, and because the settlement has not yet been finally approved by the Federal District Court, the ultimate outcome of the matter cannot be predicted. In accordance with SFAS No. 5, “Accounting for Contingencies” the Company believes any contingent liability related to this claim is not probable or estimable and therefore no amounts have been accrued in regards to this matter as of January 31, 2006.

The Company is involved in numerous lawsuits in the ordinary course of its business. The Company assesses potential liabilities in connection with these lawsuits under SFAS No. 5, “Accounting for Contingencies.” The Company accrues an estimated loss for these loss contingencies if both of the following conditions are met: information available prior to issuance of the financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated. As of January 31, 2006, the Company had not accrued a liability for any of the lawsuits filed against it as the conditions for accrual have not been met. The Company expenses legal costs as they are incurred.

Facilities Leases

The Company’s corporate headquarters consists of two buildings located in Alviso, California. In October 1999, the Company entered into an office lease with WIX/NSJ Real Estate Limited Partnership for its headquarters. The lease began on March 10, 2000 and has a seven-year term. Monthly rent is approximately $265,000 with built-in base rent escalations periodically throughout the lease term. The lease is classified as an operating lease. Rent expense (recovery) is recognized using the straight-line method over the lease term and for the fiscal year ended January 31, 2006, 2005 and 2004 was $3.0 million, $3.0 million, and $(624,000), respectively. Additionally, the Company delivered a letter of credit totaling $476,683, to WIX/NSJ Real Estate Limited Partnership as collateral for performance by the Company of all of its obligations under the lease. The letter of credit is to remain in effect the entire term of the lease. The Company also has operating leases for sales and administrative office space in San Francisco and in New York.

The Company’s corporate headquarters consists of two buildings located in Alviso, California, which are used for administrative, sales and marketing, customer service, and product research and development activities. Operating lease cash payments for fiscal years ended January 31, 2006, 2005 and 2004 were $3.3 million $3.1 million and $3.0 million, respectively.

In January 2002, the Company recorded an accrual of $5.1 million for the abandonment of one of the two-story Alviso buildings as the Company planned for it to be vacant during the fiscal year ended January 31, 2003. In January 2003, the Company made an adjustment to reduce the accrual by $449,000 as the Company planned to reoccupy one floor of the vacant building. In January 2004, the Company reversed the balance of the restructuring accrual of $2.7 million, when the Company made the decision to reoccupy the second floor, which resulted in a negative expense for the fiscal year ended January 31, 2004.

Additionally, the Company leases office space in Berkshire, United Kingdom under an operating lease that expires in March 2006. The Company abandoned this facility in May 2002 and recorded a restructuring accrual of $367,000, of which $28,000 remains and is included in accrued liabilities in the accompanying consolidated balance sheet at January 31, 2006.

Future minimum operating lease payments as of January 31, 2006, were as follows:

Fiscal Year Ending	Lease Payments
(In thousands)
January 31, 2007	3,395
January 31, 2008	273

Total	$3,668

14. INCOME TAXES

Under various license agreements, the Company incurred $26,000, $113,000, and $420,000, in withholding taxes to the governments of Korea for the fiscal year ended January 31, 2006, and Japan and Korea for the fiscal years ended January 31, 2005, and 2004, respectively. The payment of this withholding tax generates a deferred tax asset. However, as the Company’s ability to realize the benefits of this deferred tax asset is uncertain, a full valuation allowance has been provided. The $26,000, $113,000, and $420,000 have been accounted for as a provision for income tax. The income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax loss as a result of the following:

	Fiscal Year Ended January 31,
	2006	2005	2004
	(As Adjusted - Note 2A)
	(In thousands)
Federal statutory rate of 35%	$(12,927)	$(27,898)	$(11,049)
State taxes	38	21	29
Foreign withholding tax	26	113	420
Foreign rate differential	—	—	—
Net operating loss and temporary differences for which no tax benefit was realized	12,766	26,470	8,457
Non-deductible expenses and other	161	1,428	2,592

Total tax expense	$64	$134	$449

The tax effects of temporary differences that give rise to significant portions of the Company’s deferred tax assets are presented below:

	Fiscal Year Ended January 31,
	2006	2005
	(As Adjusted - Note 2A)
	(In thousands)
Deferred tax assets:
Net operating loss & credits	$168,594	$178,192
Deferred revenue and rent	51,299	43,130
Capitalized research	36,694	18,003
Other	4,265	3,892

Total deferred tax assets	260,852	243,217
Valuation allowance	(260,852)	(243,217)

Net deferred tax assets (liabilities)	$—	$—

Management has established a valuation allowance for the portion of deferred tax assets for which realization is uncertain. The net change in the total valuation allowance for the years ended January 31, 2006, 2005, and 2004 was an increase of $17.6 million, $25.7 million, and $6.5 million, respectively.

As of January 31, 2006, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $398.0 million and $254.0 million, respectively, available to reduce future income subject to income taxes. The federal net operating loss carryforwards expire beginning in 2012 through 2026. State net operating loss carryforwards expire beginning in 2007 through 2018.

As of January 31, 2006, unused research and development tax credits of approximately $8.3 million and $9.4 million, respectively are available to reduce future federal and California income taxes. The federal research credit carryforwards will begin to expire if not utilized by 2012. California research and experimental tax credits carryforward indefinitely until utilized.

Approximately $6.0 million of the valuation allowance for deferred tax assets is attributable to employee stock option deductions, the benefit from which will be allocated to paid-in capital rather than current earnings if subsequently recognized.

Federal and state laws impose substantial restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an “ownership change,” as defined in Section 382 of the Internal Revenue Code. The Company has not yet determined whether an ownership change occurred due to significant stock transactions in each of the reporting years disclosed. If an ownership change has occurred, utilization of the net operating loss and tax credit carryforwards could be significantly reduced.

15. INVESTMENT IN TGC, INC.

On August 9, 2004, the Company acquired a minority interest in TGC, Inc. (“TGC”), a newly formed independent entity. In exchange for the Company’s interest in TGC, it granted TGC a license to certain aspects of its technology for use in The People’s Republic of China, Singapore, Hong Kong, Macau and The Republic of China. The Company accounts for its investment in TGC under the equity method of accounting as it owns less than 50% of TGC’s equity. No gain was recognized by the Company for its interest in TGC. There is significant uncertainty as to the realization of a gain due to the start-up nature of TGC. Accordingly since the intellectual property licensed had no carrying value on the Company’s financial statements, no value has been assigned to the Company’s interest in TGC. This transaction did not have a material effect on the Company’s results of operations in fiscal years 2005 and 2006 as TGC’s activity and financial position were not material.

Through TGC, the Company has gained access to high quality, engineering resources for the design and development of additional digital video recorder platforms. TGC engages in design, development, and licensing activities related to digital video recorder platforms and technology. In fiscal years 2005 and 2006, TGC performed design and development activities related to a potential TiVo product for the US market. During fiscal year ended January 31, 2006 the Company paid TGC $894,000 for a variety of services including research and development, and service fees related to designing and building the Company’s product. In December 2005, TGC launched a DVR product that includes TiVo technology and branding in The Republic of China. Management expects TGC will pursue opportunities to market TiVo technology in The Republic of China, Singapore, Hong Kong, and Macau. TGC’s technology license from TiVo is exclusive for the first five years and non-exclusive to TGC for a perpetual period afterwards. Subject to certain terms and conditions, this license grants TGC limited access to portions of TiVo’s source code and provides for both parties to exchange improvements to that code during the first five years. The Company will be entitled to royalty payments from TGC in limited circumstances. In addition, TGC has agreed not to market, without the prior consent of TiVo, any DVR products or DVR services that do not support the TiVo service outside of The People’s Republic of China, Singapore, Hong Kong, Macau and The Republic of China. In the United States, TGC may offer DVR products that support the U.S. TiVo service to TiVo, authorized TiVo licensees, or with TiVo’s prior approval, retail distributors.

As of January 31, 2006, TiVo’s preferred share investment accounted for approximately 49.3% of TGC’s equity (approximately 44.1% on a fully-diluted basis assuming the issuance of options to executives of TGC). The remainder of TGC’s shareholders include financial investors (including New Enterprise Associates, a stockholder of TiVo Inc. that has a representative on TiVo’s board of directors and holds less then 10% of TGC’s equity) and certain members of TGC’s management team who have contributed cash or services in exchange for equity. The Company has two seats on TGC’s five-member board of directors. Subject to restrictions and under specific circumstances, the Company also has a limited call right to acquire all of TGC after five years or upon a change of control of TiVo at a premium to TGC’s fair market value. The Company also has the right to acquire at least a majority of TGC in the event of a TGC initial public offering at the net initial public offering price. TGC is incorporated in the Cayman Islands.

With the approval of the Company’s board of directors, Ta-Wei Chien, TiVo’s former Senior Vice President, General Manager of TiVo Technologies, serves as TGC’s Chief Executive Officer and Chairman of TGC’s board of directors. Mr. Chien resigned from his position at TiVo on August 3, 2004.

16. SILICON VALLEY BANK LINE OF CREDIT

On July 17, 2003, the Company entered into a loan and security agreement with Silicon Valley Bank, whereby Silicon Valley Bank agreed to extend a revolving line of credit of up to the lesser of $6.0 million or a borrowing base. On June 29, 2004, the Company renewed its loan and security agreement with Silicon Valley Bank for an additional two years, whereby Silicon Valley Bank agreed to increase the amount of the revolving line of credit it extends to the Company from a maximum of $6.0 million to $15.0 million. The first amendment to the Silicon Valley Bank loan and security agreement also replaces the borrowing base requirement with a requirement that the Company maintains a certain pre-determined tangible net worth (as defined in the first amendment). The line of credit remains secured by a first priority security interest on all of the Company’s assets except for its intellectual property. However, the agreement with Silicon Valley Bank also includes a negative pledge such that the Company will not, among other things except in accordance with certain enumerated exceptions, sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its intellectual property without the consent of Silicon Valley Bank. The line of credit now bears interest at the greater of prime or 4.00% per annum, but in an event of default that is continuing, the interest rate becomes 3.00% above the rate effective immediately before the event of default. The first amendment also allows the Company to enter into foreign exchange forward contracts in which it may commit to purchase from or sell to Silicon Valley Bank a set amount of foreign currency. The loan and security agreement includes, among other terms and conditions, limitations on the Company’s ability to dispose of its assets; merge or consolidate with or into another person or entity; create, incur, assume or be liable for indebtedness (other than certain types of permitted indebtedness, including existing and subordinated debt and debt to trade creditors incurred in the ordinary course of business); create, incur or allow any lien on any of its property or assign any right to receive income except for certain permitted liens; make investments; pay dividends; or make distributions; and contains a requirement that the Company maintain certain financial ratios. At January 31, 2006, the Company was in compliance with these covenants and had zero outstanding under the line of credit. The line of credit terminates and any and all borrowings are due on June 29, 2006, but may be terminated earlier by the Company without penalty upon written notice and prompt repayment of all amounts borrowed.

17. COMCAST AGREEMENT

On March 15, 2005, the Company entered into a non-exclusive licensing and marketing agreement with Comcast STB Software DVR, LLC, a wholly-owned subsidiary of Comcast Corporation, and Comcast

Corporation, as guarantor of Comcast STB’s obligations under the agreement. Pursuant to this agreement, the Company has agreed to develop a TiVo-branded software solution for deployment on Comcast’s DVR platforms, which would enable any TiVo-specific DVR and networking features requested by Comcast, such as WishList® searches, Season Pass™ recordings, home media features, and TiVoToGo™ transfers. In addition, the Company has agreed to develop an advertising management system for deployment on Comcast platforms to enable the provision of local and national advertising to Comcast subscribers.

Under the agreement, Comcast paid TiVo an upfront fee that the Company has recorded as deferred revenue. As of January 31, 2006, the development work was in the preliminary stages, as the Company worked towards an agreement on the engineering services to be delivered. Development costs were $4.6 million, as of January 31, 2006, and are classified on the consolidated balance sheet under prepaid expense and other, current.

Comcast will pay a recurring monthly fee per Comcast subscriber who receives the TiVo service through Comcast. Comcast will also pay the Company fees for engineering services for the development and integration of the TiVo service software solution (subject to adjustment under certain circumstances) and the advertising management system.

The initial term of this agreement is for seven years from completion of the TiVo service software solution, with Comcast permitted to renew for additional 1-year terms for up to a total of 8 additional years as long as certain deployment thresholds have been achieved. During the term of the agreement, TiVo will provide Comcast with certain customer and maintenance support and will provide certain additional development work. TiVo will have the continuing right to sell certain types of advertising in connection with the TiVo service offered through Comcast. TiVo will also have a limited right to sell certain types of advertising on other Comcast DVR set-top boxes enabled with the advertising management system, subject to Comcast’s option to terminate such right in exchange for certain advertising-related payments. Development and deployment of the TiVo service software solution is targeted to occur within two years from the date of the agreement.

On March 28, 2006, the Company executed the First Amendment to the Licensing and Marketing Agreement, effective as of March 27, 2006, between TiVo Inc. and Comcast STB Software DVR, LLC and Comcast Corporation. The First Amendment to the Licensing and Marketing Agreement extends the acceptance deadline for the TiVo Interactive Advertising Management System from the second anniversary of the Effective Date of the Agreement to February 15, 2008. Concurrently, the Company also finalized the scope of the engineering services to be delivered with respect to the initial statement of work for the TiVo Interactive Advertising Management System. The First Amendment to the Licensing and Marketing Agreement is filed hereto and is incorporated by reference herein.

Development and deployment of the TiVo service software solution is targeted to occur within two years from the date of the agreement. Development and deployment of the TiVo advertising management system is targeted to begin after the second anniversary of this agreement, but by no later than February 15, 2008. In the event development of the TiVo service software solution and the TiVo advertising management system have not been completed by the relevant deadlines, the Company could be subject to certain consequences, including, but not limited to, termination of the agreement. As part of this agreement, Comcast is receiving a non-exclusive, non-transferable license to the Company’s intellectual property in order to deploy the TiVo service software solution and advertising management system, including certain trademark branding rights and a covenant not to assert under TiVo’s patents, which rights extend only to Comcast Corporation, its affiliates, and certain of its vendors and suppliers with respect to Comcast products and services. Such non-exclusive, non-transferable license to the Company’s intellectual property will, under certain circumstances, continue after the termination of this agreement. In addition, Comcast is entitled to certain most favored customer terms as compared with other multi-channel video distributors who license certain TiVo technology. Pursuant to the terms of this agreement, Comcast has the right to terminate the agreement in the event the Company is the subject of certain change of control transactions involving any of certain specified companies.

18. ACQUISITION OF STRANGEBERRY INC.

On January 12, 2004, the Company acquired Strangeberry, a small Palo Alto, California, based technology company specializing in using home network and broadband technologies to create new entertainment experiences on television. Strangeberry has created technology, based on industry standards and including a collection of protocols and tools, designed to enable the development of new broadband-based content delivery services. The acquisition was accounted for as an intangible asset purchase as Strangeberry was a company in the development stage. The purchase price of approximately $1.9 million was allocated to developed technology that will be amortized into cost of revenues over its estimated life of 5 years. In exchange for all of the issued and outstanding capital stock of Strangeberry, the Company issued 216,760 shares of TiVo common stock, par value $.001, to the stockholders of Strangeberry in a private placement. Redpoint Associates II, LLC and Redpoint Ventures II, LP were stockholders of Strangeberry prior to the acquisition. One of the managing directors of Redpoint Ventures II, LLC who exercises investment control over Redpoint Associates II, LLC and Redpoint Ventures III, LP is a member of TiVo’s board of directors. In addition, the Company issued 108,382 shares of restricted stock to four former employees of Strangeberry that vest over 2 years of continued employment with TiVo Inc. As of January 31, 2006, 54,990 shares had been cancelled as a result of termination of employment with the Company.

19. AOL RELATIONSHIP

Development and Distribution Agreement

On April 30, 2002, the Company entered into a Development and Distribution Agreement with America Online, Inc. (“AOL”). This new agreement superseded, replaced and terminated the Product Integration and Marketing Agreement, dated June 9, 2000. Under the terms of the new agreement, AOL agreed to pay TiVo a technology development fee to develop an application that works in conjunction with the AOL service and the Company’s Series2 digital video recording technology platform. AOL made an up-front payment of $4 million under this agreement of which $2.7 million was included in deferred revenue as of January 31, 2003. Under the agreement, AOL additionally had the option to purchase a non-exclusive license of the Company’s digital video recording technology. In connection with its exercise of this option, AOL would be required to pay TiVo an up-front fee, per-unit royalties and other fees. Under the agreement, AOL agreed to fund certain research and development at TiVo. AOL may also choose to have the Company develop the AOL service as a premium application on the Company’s Series2 platform, in which case the Company will receive additional development funds, revenue share from subscriptions of the AOL service on the TiVo platform and reimbursement from AOL for certain operating costs related to the AOL application. The term of the Development and Distribution Agreement is four years. The Company recognized the revenue using the percentage-of-completion methodology (see Note 2. “Revenue Recognition and Deferred Revenue”). During the fiscal years ended January 31, 2006, 2005, and 2004, the Company recognized zero, zero, and $2.7 million, respectively, in revenues—related parties for engineering services.

The Company developed a web scheduling service for AOL that would require a DVR and the TiVo service. The future premium service described is AOLTV running on a TiVo-enabled DVR. AOL has publicly announced that it has shut down AOLTV so there will be no further development under this agreement.

20. DEVELOPMENT AGREEMENT AND SERVICES AGREEMENT WITH DIRECTV, INC.

On February 15, 2002, the Company entered into a product development agreement (the “Development Agreement”) and a services agreement (the “Services Agreement”) with DIRECTV, Inc., with whom it jointly introduced the first DIRECTV receiver with the Company’s digital video recording technology in October of 2000. The Development Agreement provides for the development of the next generation DIRECTV-TiVo combination receiver, based on the Company’s Series2 digital video recording technology platform, known as the “Provo receiver” and for software upgrades to the existing combination receivers, known as “Reno receivers,” to enable customers to receive the upgraded DVR functionality.

Under the Development Agreement, DIRECTV assumed primary responsibility for customer acquisition and support for all next-generation DIRECTV receivers, as well as packaging and branding of DIRECTV’s digital video recording services. The revenue share provision on the Reno receivers was discontinued and replaced by a per-household monthly fee that DIRECTV pays to TiVo. The per-household monthly fee also applies to the Provo receivers. Therefore, under this new agreement, the relationship with the consumer was changed so that DIRECTV provides primary customer service and support to DIRECTV subscribers with TiVo service. Additionally, DIRECTV is obligated to absorb all customer acquisition costs. The Company provides server support and limited customer support. The monthly per-household fees paid by DIRECTV for the Company to provide server support and limited customer support are recognized as service revenues as the services are provided.

The term of the Development Agreement was five years (now extended an additional three years on the terms discussed below) and includes a minimum volume commitment from DIRECTV to deploy next-generation DIRECTV receivers with the Company’s digital video recording technology. Under the terms of the agreement, DIRECTV has the option to fulfill its obligations under the minimum volume commitment with a one-time cash payment to the Company. Under the agreement, DIRECTV additionally has the option to purchase a non-exclusive license of the Company’s digital video recording technology. In connection with its exercise of this option, DIRECTV would be required to pay TiVo an up-front fee, per-unit royalties and other fees. The technology license that DIRECTV has the election of exercising is similar in price and structure to other client and server technology source licenses sold to one customer and offered to other customers.

The Services Agreement provides DIRECTV the option to license certain authoring tools from TiVo that would allow DIRECTV to distribute automatic recording capabilities and delivery of promotional video to a receiver’s hard-disk drive. In exchange for the Company’s license to use the software tools that allow DIRECTV to distribute these services directly, DIRECTV has agreed to pay TiVo a fee. The license would be granted to DIRECTV in exchange for the fee on an annual basis and would be renewable up to four times. The initial term of the services agreement is three years, which the parties can mutually renew twice for subsequent one year terms. The Company entered into a new services agreement with DIRECTV on March 31, 2005. Under this amended and restated services agreement, DIRECTV has agreed to continue to distribute features of the TiVo service that enable advanced automatic recording capabilities and the delivery of promotional video to DIRECTV receivers with TiVo service. Subject to certain restrictions and exceptions, both DIRECTV and TiVo may sell advertising and audience measurement data under the agreement, with each party retaining all their respective revenues generated from such sales. The agreement also provides for DIRECTV to receive certain audience measurement reports from TiVo related to use of DIRECTV DVR receivers with the TiVo service, and for TiVo to sell additional custom research services to DIRECTV and DIRECTV advertising clients at the request of DIRECTV. The term of the amended and restated services agreement expires concurrently with termination or expiration of the development agreement previously entered into between the parties.

The Company also signed an Amendment to Marketing Agreement and Tax Agreement with DIRECTV on February 15, 2002. The Amendment to Marketing Agreement and Tax Agreement amends the Marketing Agreement dated April 13, 1999 and the Tax Agreement dated July 24, 2001. The amendment provides that several terms of the Marketing Agreement, including those relating to, among other things, the billing system, customer service and customer data, be replaced by the terms set forth in the Development Agreement. In conjunction with the execution of the Development Agreement, the amendment also revises provisions relating to, among other things bandwidth allocation, promotional activities, the subscriber billing system and certain indemnification obligations set forth in the Marketing Agreement. Additionally, this amendment affirms that revenue share arrangements with DIRECTV for TiVo stand-alone receivers are permanent and does not change from revenue share arrangements previously in effect for which DIRECTV receives a percentage of TiVo’s subscription revenues attributable to DIRECTV/TiVo subscribers. These amounts are included in sales and marketing expense. For product lifetime subscription revenue share, the Company capitalized upfront revenue share payments and expenses the revenue share payments ratably over a four-year period, in the same manner that it recognizes product lifetime subscription revenues. Monthly subscription revenue share is expensed on a monthly basis as they are earned by DIRECTV. The Amendment also modifies the Company’s indemnity obligations under the Tax Agreement, such that, following a specific milestone date set forth in the Development Agreement, DIRECTV will have responsibility for taxability determinations.

On October 31, 2002, the Company entered into the First Consolidated Amendment to the Development Agreement. The amendment revised provisions related to, among other things, the manufacturing release date of the Two-Chip option.

On December 20, 2002, the Company entered into the Second Amendment to the Development Agreement dated February 15, 2002 with DIRECTV. The amendment revises provisions relating to, among other things, the specifications, development schedules, milestone payment schedule and transition services for the development and manufacture of Series 2 DIRECTV receivers and new versions of the associated client software.

On January 8, 2003, the Company entered into the Third Amendment to the Development Agreement dated February 15, 2002 with DIRECTV. The amendment adds provisions relating to, among other things, the product requirements, the development schedule and the milestone payment schedule for the development of a TiVo-DIRECTV combination device capable of receiving and recording high-definition television signals and new versions of the associated client software. The amendment also revises provisions relating to, among other things, various obligations of the parties under the Development Agreement.

During the year ended January 31, 2004, the Company entered into the following agreements with DIRECTV: The Second Consolidated Amendment to Marketing Agreement, dated as of June 30, 2003 and Amendment No. 1 to the Services Agreement, dated as of October 3, 2003. These amendments revise provisions relating to, among other things, the amount, timing and duration of revenue share payments made by the Company to DIRECTV for each subscription from integrated DIRECTV satellite receivers with TiVo service. The Company also entered into the Fourth and Fifth Amendment to Development Agreement dated as of April 17, 2003 and December 19, 2003, respectively, with DIRECTV. These amendments revise provisions relating to, among other things, hardware and software requirements and development schedules under the Development Agreement.

On April 7, 2006, the Company entered into the Seventh Amendment of our Development Agreement, dated as of February 15, 2002, with DIRECTV, Inc. Under this amendment, which amends the expiration date of the Development Agreement from February 15, 2007, to February 15, 2010, TiVo will continue to provide maintenance and support for DIRECTV receivers with TiVo service through the expiration date of the Development Agreement. In addition, DIRECTV will continue to have the right to distribute DIRECTV receivers with TiVo service through February 15, 2007, and a related grace period as set forth in the Development Agreement. Further, TiVo and DIRECTV agreed that neither party would assert its patents against the other party with respect to each company’s products and services deployed prior to the expiration of the agreement, subject to limited exceptions. DIRECTV will continue to pay a monthly fee for all households using DIRECTV receivers with TiVo service similar to the amount paid by DIRECTV for households with DIRECTV receivers with TiVo service currently being deployed, subject to a monthly minimum payment by DIRECTV. On an annual basis, TiVo will reserve a portion of these fees as a non-refundable credit to fund mutually agreed development, maintenance, and support services.

On April 7, 2006, the Company also entered into the First Amendment of our Amended and Restated Services Agreement, dated as of March 31, 2005, with DIRECTV. This amendment extends the term of the Services Agreement until February 15, 2010, and provides DIRECTV with the ability to obtain additional technical support and training for its use of advertising-related software tools with DIRECTV receivers with TiVo service.

During the fiscal years ended January 31, 2006, 2005, and 2004, the Company recognized $32.8, $21.1 million, and $11.6 million, respectively, in DIRECTV-related service revenues which include subscription revenues and DIRECTV-related advertising revenues. During the fiscal years ended January 31, 2005, 2004, and 2003, the Company recognized $482,000, $2.0 million, and $5.5 million, respectively, in revenue for engineering services related to the Development Agreement.

21. ADOPTION OF STOCKHOLDER RIGHTS PLAN

On January 9, 2001, TiVo’s Board of Directors declared a dividend distribution of one Preferred Share Purchase Right (“Right”) on each outstanding share of TiVo common stock outstanding at the close of business on January 1, 2001 (“the Rights Plan”). Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more or 30.01% or more in the case of AOL and its affiliates and associates, of the Company’s common stock or announces a tender offer for 15% or more of the common stock, (“Acquiring Person”). On April 12, 2006, we amended the Rights Plan’s definition of Acquiring Person to remove the defined term “Existing Holder”. Under certain circumstances, each Right will entitle stockholders to buy one one-hundredth of a share of newly created Series B Junior Participating Preferred Stock of TiVo at an exercise price of $60.00 per Right, subject to adjustments under certain circumstances. The rights are not exercisable as of the date of this filing. The TiVo Board will be entitled to redeem the Rights at $.01 per Right at any time before a person has become an Acquiring Person.

The Rights are intended to enable all TiVo stockholders to realize the long-term value of their investment in the Company. They do not prevent a takeover, but should encourage anyone seeking to acquire TiVo to negotiate with the Board of Directors prior to attempting a takeover. The Rights Plan will expire on January 9, 2011.

The Rights were not being distributed in response to any specific effort to acquire control of TiVo. The Rights are designed to assure that all TiVo stockholders receive fair and equal treatment in the event of any proposed takeover of TiVo and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of TiVo without paying all stockholders a control premium.

If a person becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of common shares of TiVo having a market value at that time of twice the Right’s exercise price. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price. If TiVo is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of the acquiring company’s common shares having a market value at that time of twice the Right’s exercise price.

The dividend distribution to establish the new Rights Plan was paid to stockholders of record on January 31, 2001. The Rights distribution is not taxable to stockholders.

22. SUBSEQUENT EVENTS

On February 28, 2006, the Company entered into a sixth amendment to the vendor agreement with Best Buy Purchasing LLC, the assignee of Best Buy Co., Inc. The amendment is effective as of March 1, 2006 and extends the vendor agreement with Best Buy Purchasing LLC through February 28, 2007.

On March 29, 2006, the Board of Directors of TiVo Inc. approved the Fiscal Year 2007 Bonus Plan For Executives. The Fiscal Year 2007 Bonus Plan For Executives would provide for certain incentive compensation for the Company’s executives. Under the Fiscal Year 2007 Bonus Plan For Executives, cash and stock bonuses, if any, will be based on the Company’s achievement of specified corporate and departmental goals both at the mid-year and end of fiscal year 2007, as determined by the Compensation Committee and/or the Board of Directors.

On April 12, 2006, the Company entered into the Second Amendment (the “Second Amendment”) to the Company’s Rights Agreement, dated as of January 16, 2001 (the “Rights Plan”), by and between the Company and Wells Fargo Shareowner Services (the “Rights Agent”), as amended by the First Amendment thereto, dated as of February 20, 2001. Pursuant to Section 26 of the Rights Plan, the Company amended the Rights Plan to remove the defined term “Existing Holder.” The Second Amendment is filed as an exhibit hereto and is incorporated by reference herein.

On April 13, 2006, the Company announced that Stuart West has been appointed to the position of Acting Chief Financial Officer, effective April 17, 2006. Mr. West, who has been with the Company for more than five years, is currently Vice President, Finance and is the only internal candidate for the permanent position of Chief Financial Officer.